UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2023 (June 13, 2023)
Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue
New York,	NY	10118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry Into a Material Definitive Agreement.

On June 16, 2023, Coty Inc. (the “Company”), JAB Holdings B.V. and JAB Beauty B.V. (formerly Cottage Holdco B.V., and together with JAB Holdings B.V., the “JAB Stockholder Parties”) entered into an amendment and restatement of the Stockholders Agreement dated as of March 17, 2019 (the “Amended and Restated Stockholders Agreement”).
The Amended and Restated Stockholders Agreement reflects certain changes as required under the Stipulation and Agreement of Compromise and Settlement (the “Stipulation of Settlement”) related to the consolidated purported stockholder class action and derivative complaint concerning the tender offer by Cottage Holdco B.V. (the “Tender Offer”) and the Schedule 14D-9 brought in the Delaware Court of Chancery. Such changes include:
i.during the three-year period from the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”), provided that, the JAB Stockholder Parties may acquire shares of capital stock of the Company (including Shares, “Company Securities”) on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Stockholder Parties’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Stockholder Parties, collectively, as of the consummation of the Tender Offer, plus 9%;
ii.the appointment of a new lead independent director consistent with the terms of the Stipulation of Settlement;
iii.during the one-year period following the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, transfer any Shares to any other person or group (other than an affiliate of any of the JAB Stockholder Parties) if, after giving effect to such transfer, such person or group would become the largest beneficial owner of Shares;
iv.the Company shall include certain questions specified in the Amended and Restated Stockholders Agreement its annual directors and officers’ questionnaire used in the preparation of the Company’s Form 10-K, annual report to stockholders and proxy statement; and
v.the Amended and Restated Stockholders Agreement shall terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement or such time as the JAB Stockholder Parties and their affiliates cease to beneficially own 25% of the voting power of the Company on a fully diluted basis.

The Amended and Restated Stockholders Agreement was entered into at the recommendation of a special committee (the “Special Committee”) of disinterested, independent directors of the Board of Directors of the Company (the “Board”), and with approval of the Board, subject to court approval of the settlement. On June 13, 2023, the Delaware Court of Chancery approved the Stipulation of Settlement, which, as previously disclosed, calls for the Company to adopt certain corporate governance changes, including the Amended and Restated Stockholders Agreement.

The description of the Amended and Restated Stockholders Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the Amended and Restated Stockholders Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to the Board of Directors

The Special Committee recommended, and the Board approved, the appointment of Johannes Huth as Lead Independent Director, effective June 13, 2023.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits:

Exhibit No.	Description
4.1	Amended and Restated Stockholders Agreement, dated as of June 16, 2023, by and among Coty Inc., JAB Holdings B.V. and JAB Beauty B.V.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: June 16, 2023	By:	/s/ Kristin Blazewicz
Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary